Exhibit 99.1

    The Pepsi Bottling Group Announces First Quarter 2005 Results;
      Company Delivers Worldwide Topline Growth of Four Percent

    SOMERS, N.Y.--(BUSINESS WIRE)--April 12, 2005--The Pepsi Bottling Group, Inc. (NYSE: PBG) today reported first quarter 2005 net income of $39 million, or diluted earnings per share (EPS) of $0.15. This compares to reported net income in first quarter 2004 of $50 million, or $0.19 per diluted share.

    -- Worldwide physical case volume was flat year-over-year on a constant territory basis as the Company lapped very strong volume growth in the first quarter of 2004. In the U.S., PBG's volume was down one percent for the quarter, while the Company's territories in Europe generated three-percent volume growth. Volume was flat in PBG's Mexican business.

    -- PBG reported strong net revenue per case performance in the U.S., up four percent for the quarter. This growth reflects both rate increases and mix improvement. Worldwide, net revenue per case grew three percent.

    "We're pleased with our performance in the first quarter, which positions us well to deliver on our commitments for the full year," said John T. Cahill, Chairman and Chief Executive Officer of PBG. "We expected soft volume in the U.S. this past quarter as we lapped last year's strong innovation in the form of Tropicana juice drinks and Pepsi Vanilla. Our non-carbonated portfolio, however, continued to grow with Aquafina delivering a high single-digit increase. The U.S. pricing environment was favorable, and the rate increases we implemented in the fourth quarter of 2004 have held in the marketplace. As we enter the second quarter, we have terrific product and package innovation planned, including the introduction of Pepsi Lime and Tropicana Twister as well as a new Fridgemate of 12-ounce plastic bottles for Aquafina and soft drinks. This innovation will be supported by a great line- up of in-store promotions, all designed to drive consumer excitement as we enter the summer-selling season."
    Cahill continued, "Our European businesses delivered solid revenue and volume results in the first quarter - which comprises only the months of January and February for our Europe and Mexico territories - with Turkey and Russia leading the way. In Turkey, we were able to capture our share of the overall category growth while, in Russia, our non-carbonated products fueled the volume increase. In Mexico, we experienced softer volume, primarily driven by our results in the metro Mexico City region. Recently, we've seen improvement in the pricing environment in several territories and the productivity initiatives we executed last year have begun to yield measurable results. As in the U.S., we have a solid innovation and promotion calendar planned for the second quarter, which should give a lift to our volume in Mexico."
    PBG's physical case volume in the U.S. declined one percent in the first quarter on a constant territory basis. (Constant territory calculations assume all significant acquisitions made in 2004 were made at the beginning of 2004 and exclude all significant acquisitions made in 2005.) Cold drink volume grew one percent, but the take-home business was down one percent. Volume trends in Canada were similar to those in the U.S., with cold drink in positive territory. In Mexico, physical case volume was essentially flat for the quarter, with carbonated soft drinks (CSDs) and bottled water volume each down four percent and jug water up seven percent. PBG's territories in Europe delivered volume growth of three percent. In Turkey, volume growth was in solid double-digit territory with brand Pepsi up more than 30 percent year-over-year.
    The Company's reported net revenue per case growth in the U.S. was four percent in the first quarter. Rate increases contributed about two-thirds of this growth while mix added one-third. PBG also generated solid net revenue per case growth in Canada, where the Company's pricing actions have held in the marketplace.
    Reported operating income in the first quarter was down 12 percent on a worldwide basis. These results were expected due to the lapping of a particularly strong first quarter in 2004 and ongoing raw materials cost pressures. Cost of goods sold per case was up six percent in the first quarter, with foreign currency translations accounting for about one point of that growth.
    During the first quarter, PBG repurchased 4.3 million shares of common stock. Since the inception of the Company's share repurchase program in October 1999, 88 million shares have been repurchased.
    The Company reaffirmed its full-year operational guidance and modified slightly its profit and earnings guidance. In fiscal 2005, PBG now expects to achieve pro forma diluted EPS of $1.78 to $1.84, which excludes the impact of the 53rd week. (See Editor's Note.) Worldwide constant territory volume is expected to grow two to three percent for the year and pro forma operating income will likely be up one to three percent. These projections also exclude the impact of the 53rd week. PBG expects net cash provided by operations less capital expenditures to be approximately $500 million, with capital expenditures in the range of $675 to $725 million. This guidance does not reflect the impact to earnings from the expensing of stock options, which PBG is required to adopt by the fourth quarter of 2005.
    The Pepsi Bottling Group, Inc. (www.pbg.com) is the world's largest manufacturer, seller and distributor of Pepsi-Cola beverages with operations in the U.S., Canada, Greece, Mexico, Russia, Spain and Turkey. To receive company news releases by e-mail, please visit www.pbg.com.
    Listen in live to PBG's first quarter 2005 earnings discussion with financial analysts on April 12th at 12 p.m. (EDT) at http://www.pbg.com.

    Editor's Note: PBG's fiscal year ends on the last Saturday in December and, as a result, a 53rd week will be added to the fiscal year 2005. Fiscal 2004 had 52 weeks.

    Statements made in this press release that relate to future performance or financial results of the Company are forward-looking statements which involve uncertainties that could cause actual performance or results to materially differ. PBG undertakes no obligation to update any of these statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties set forth in PBG's Securities and Exchange Commission reports.



                    THE PEPSI BOTTLING GROUP, INC.
                  RECONCILIATION OF NON-GAAP MEASURES

Impact of 53rd Week
-------------------

    In 2005, our fiscal year will include a 53rd week, while fiscal year 2004 consisted of 52 weeks. Our U.S. and Canadian operations report on a fiscal year that consists of 52 weeks, ending on the last Saturday in December. Every five or six years a 53rd week is added. Our other countries report on a calendar-year basis. In order to provide comparable guidance for 2005, we have excluded the impact of the 53rd week from our outlook. The table below provides pro forma disclosure by excluding the projected impact of the 53rd week in 2005:


                         Pro Forma
                      Forecasted 2005                Forecasted 2005
                        Versus 2004      Impact of      Versus 2004
                           Growth         53rd Week        Growth
Worldwide Constant
  Territory Volume        2% to 3%           1%          3% to 4%
Worldwide Operating       1% to 3%                       2% to 4%
 Income                                      1%

                      Pro Forma Full-                   Full-Year
                      Year Forecasted    Impact of    Forecasted 2005
                        2005 Results      53rd Week       Results
Diluted Earnings Per                     $0.02 to
 Share                 $1.78 to $1.84       $0.03     $1.80 to $1.87




                 THE PEPSI BOTTLING GROUP, INC.
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS in millions, except per share amounts, unaudited

                                                    12 Weeks Ended
                                                 ---------------------
                                                  March 19,  March 20,
                                                    2005       2004
                                                 ---------- ----------

Net revenues                                     $   2,147  $   2,067
Cost of sales                                        1,116      1,051
                                                  ---------  ---------

Gross profit                                         1,031      1,016
Selling, delivery and administrative expenses          911        879
                                                  ---------  ---------

Operating income                                       120        137
Interest expense, net                                   55         55
Minority interest                                        6          6
                                                  ---------  ---------

Income before income taxes                              59         76
Income tax expense                                      20         26
                                                  ---------  ---------

Net income                                       $      39  $      50
                                                  =========  =========


Basic earnings per share                         $    0.16  $    0.19
                                                  =========  =========

Weighted-average shares outstanding                    248        260


Diluted earnings per share                       $    0.15  $    0.19
                                                  =========  =========

Weighted-average shares outstanding                    254        269



                   THE PEPSI BOTTLING GROUP, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       in millions, unaudited


                                                     12 Weeks Ended
                                                   -------------------
                                                   March 19, March 20,
                                                     2005      2004
                                                   --------- ---------
Cash Flows - Operations
 Net income                                        $     39  $     50
 Adjustments to reconcile net income to net cash
  (used for) provided by operations:
  Depreciation                                          130       124
  Amortization                                            3         3
  Changes in working capital and other non-cash
   charges                                             (147)      (36)
 Pension contributions                                  (20)      (20)
 Other, net                                             (15)      (10)
                                                    --------  --------

Net Cash (Used for) Provided by Operations              (10)      111
                                                    --------  --------

Cash Flows - Investments
 Capital expenditures                                   (93)     (102)
 Acquisitions of bottlers                                (1)        -
 Sale of property, plant and equipment                    1         1
                                                    --------  --------

Net Cash Used for Investments                           (93)     (101)
                                                    --------  --------

Cash Flows - Financing
 Borrowing activities, net                              166      (898)
 Dividends paid                                         (13)       (3)
 Treasury stock transactions                           (105)      (73)
                                                    --------  --------

Net Cash Provided by (Used for) Financing                48      (974)
                                                    --------  --------

Effect of Exchange Rate Changes on Cash and Cash
 Equivalents                                              -        (2)
                                                    --------  --------

Net Decrease in Cash and Cash Equivalents               (55)     (966)
Cash and Cash Equivalents - Beginning of Period         305     1,235
                                                    --------  --------

Cash and Cash Equivalents - End of Period          $    250  $    269
                                                    ========  ========



                   THE PEPSI BOTTLING GROUP, INC.
               CONDENSED CONSOLIDATED BALANCE SHEETS
               in millions, except per share amounts

                                              March 19,   December 25,
                                                2005         2004
                                             ------------ ------------
Assets                                       (unaudited)
Current Assets
 Cash and cash equivalents                   $       250  $       305
 Accounts receivable, net                          1,054        1,054
 Inventories                                         476          427
 Prepaid expenses and other current assets           293          253
                                              -----------  -----------
  Total Current Assets                             2,073        2,039

Property, plant and equipment, net                 3,543        3,581
Other intangible assets, net                       3,645        3,639
Goodwill                                           1,422        1,416
Other assets                                         113          118
                                              -----------  -----------
  Total Assets                               $    10,796  $    10,793
                                              ===========  ===========

Liabilities and Shareholders' Equity
Current Liabilities
 Accounts payable and other current
  liabilities                                $     1,255  $     1,373
 Short-term borrowings                               301          155
 Current maturities of long-term debt                 77           53
                                              -----------  -----------
  Total Current Liabilities                        1,633        1,581

Long-term debt                                     4,470        4,489
Other liabilities                                    937          914
Deferred income taxes                              1,417        1,415
Minority interest                                    452          445
                                              -----------  -----------
  Total Liabilities                                8,909        8,844
                                              -----------  -----------

Shareholders' Equity
 Common stock, par value $0.01 per share:
  Authorized 900 shares, issued 310 shares             3            3
 Additional paid-in capital                        1,716        1,719
 Retained earnings                                 1,914        1,887
 Accumulated other comprehensive loss               (303)        (315)
 Deferred compensation                                (1)          (1)
 Treasury stock: 64 shares and 61 shares at
  March 19, 2005 and December 25, 2004,
  respectively                                    (1,442)      (1,344)
                                              -----------  -----------
  Total Shareholders' Equity                       1,887        1,949
                                              -----------  -----------
     Total Liabilities and Shareholders'
      Equity                                 $    10,796  $    10,793
                                              ===========  ===========


    CONTACT: The Pepsi Bottling Group, Inc.
             Public Relations:
             Kelly McAndrew, 914-767-7690
             or
             Investor Relations:
             Mary Winn Settino, 914-767-7216